UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)    January 28, 2011

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2011, AmTrust Financial Services, Inc. (the “Company”) entered into a $150 million credit agreement (the “Credit Agreement”), among  JPMorgan Chase Bank, N.A., as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, SunTrust Bank, as Documentation Agent, and the various lending institutions party thereto. The credit facility is a revolving credit facility with a letter of credit sublimit of $50 million and an expansion feature not to exceed $50 million.  Proceeds of borrowings under the Credit Agreement may be used for working capital, acquisitions and general corporate purposes.  In connection with entering into the Credit Agreement, the Company terminated its existing Loan Agreement, dated as of June 3, 2008, with JPMorgan Chase Bank, N.A., and its Uncommitted Line of Credit Letter Agreement, dated as of June 3, 2008, with JPMorgan Chase Bank, N.A.  The Company used proceeds of borrowings under the Credit Agreement to pay off the $6.7 million principal balance outstanding under the Loan Agreement. Letters of credit in the amount of $27.8 million that were issued and outstanding under the Uncommitted Line of Credit Letter Agreement will be deemed issued under the Credit Agreement.  The Uncommitted Line of Credit Letter Agreement had no outstanding principal balance at termination.

The Credit Agreement contains certain restrictive covenants customary for facilities of this type (subject to negotiated exceptions and baskets), including restrictions on indebtedness, liens, acquisitions and investments, restricted payments and dispositions.  There are also financial covenants that require the Company to maintain a minimum consolidated net worth, a maximum consolidated leverage ratio, a minimum fixed charge coverage ratio, a minimum risk-based capital and a minimum statutory surplus. The Credit Agreement also provides for customary events of default, with corresponding grace periods, including failure to pay principal when due, failure to pay interest or fees within three days after becoming due, failure to comply with covenants, breaches of representations and warranties, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, or a change in control of the Company.  Upon the occurrence and during the continuation of an event of default, the administrative agent, upon the request of the requisite percentage of the lenders, shall terminate the obligations of the lenders to make loans and to issue letters of credit under the Credit Agreement, declare the Company’s obligations under the Credit Agreement to become immediately due and payable and/or exercise any and all remedies and other rights under the Credit Agreement.  The Credit Agreement has a maturity date of January 28, 2014.

ABR borrowings (which are borrowings bearing interest at a rate determined by reference to the Alternate Base Rate) under the Credit Agreement will bear interest at (x) the greatest of (a) the administrative agent’s Prime Rate, (b) the Federal Funds Effective Rate plus 0.5 percent or (c) the Adjusted LIBO Rate for a one month interest period on such day plus 1 percent, plus (y) a margin that is adjusted on the basis of the Company’s consolidated leverage ratio. Eurodollar borrowings under the Credit Agreement will bear interest at the Adjusted LIBO Rate for the Interest Period in effect plus a margin that is adjusted on the basis of the Company’s consolidated leverage ratio.  Fees payable by the Company under the Credit Agreement include a letter of credit participation fee (the margin applicable to Eurodollar borrowings), a letter of credit fronting fee with respect to each letter of credit  (.125%) and a commitment fee on the available commitments of the lenders (a range of .35% to .45% based on the Company’s consolidated leverage ratio).

Certain of the lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to the Company, including letters of credit, depository and account processing services, for which the Company has paid and intends to pay customary fees.

The description of the Credit Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated January 28, 2011, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, SunTrust Bank, as Documentation Agent, and the lending institutions party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date       January 31, 2011

/s/ Stephen Ungar
Stephen Ungar
General Counsel and Secretary